UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2004 (December 14, 2004)

PACKETEER, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 873-4400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2004, at a meeting of its Board of Directors, the Board approved the following adjustment of Director Compensation, commencing as of January 1, 2005.

As of that date, all non-employee directors will receive the following annual fees, payable in equal quarterly installments, for serving on the Board or its Committees. The Chief Executive Officer will continue to receive no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual Retainer	$20,000
Audit Committee Member Retainer	12,000
Compensation Committee Member Retainer	8,000
Corporate Governance and Nominating Committee Member Retainer	6,000	(unchanged)
Audit Committee Chair	8,000
Compensation Committee Chair	6,000
Corporate Governance and Nominating Committee Chair	4,000	(unchanged)

There were no adjustments made to the option grants non-employee directors are eligible to receive.

Additionally, in compliance with a Securities and Exchange Commission Frequently Asked Questions Bulletin on Form 8-K issued November 23, 2004, the Company is disclosing the following items which the Securities and Exchange Commission may deem to be a material definitive agreement.

On December 14, 2004, at a meeting of the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Committee approved the terms of the 2005 executive compensation package including base salary, annual bonus program and annual stock option grants. The design of the Company’s 2005 executive compensation package is substantially similar to the Company’s 2004 and prior year programs.

In setting 2005 base salaries, as in prior years the Committee reviewed published survey data for our industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys, as well as the individual’s personal performance and internal alignment considerations. Executive officer base salary increases for 2005 ranged from 2 percent to 12 percent.

Under the Bonus Program, just as the Company had done under the 2004 predecessor program, each executive officer position has an assigned target bonus level, expressed as a percent of their annual salary. Target bonus levels are unchanged from the prior year. The target bonus levels are competitive with target bonuses for similar positions reported in independent, third-party published surveys used by the Committee. Under the 2005 program, achievement of target bonus levels is based on corporate financial performance, measured in terms of revenue and operating income as compared to plan. If earned, bonuses are paid semi-annually.

Generally stock option grants are made annually by the Compensation Committee to each of the executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee has approved stock option awards for executive officers in 2005 ranging from 50,000 shares to 138,000 shares.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2004, the Board of Directors of Packeteer, Inc. (the Registrant) appointed Mr. Bernard F. (Bud) Mathaisel, Senior Vice President and CIO of Solectron Corporation, to fill the vacancy on the Registrant’s Board of Directors. The vacancy was the result of the resignation of Mr. Hamid Ahmadi from the Board in October 2004. Mr. Mathaisel was also appointed as a member of the Audit Committee of the Registrant’s Board of Directors, succeeding Mr. Peter Van Camp, who was named interim audit committee member upon the departure of Mr. Ahmadi.

There are no arrangements or understandings between Mr. Mathaisel and any other person pursuant to which Mr. Mathaisel was elected as a director. There have been no transactions, or series of related transactions, in the last year, nor is there any currently proposed transaction, or a series of similar transactions, to which the Registrant or any of its subsidiaries was a party, or will be a party, and in which Mr. Mathaisel or any members of Mr. Mathaisel’s immediate family had, or will have, a direct or indirect material interest.

A copy of the press release announcing Mr. Mathaisel’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

Exhibit
Number	Description
99.1	Press Release of Packeteer, Inc. dated December 16, 2004 announcing the appointment of Bernard F. (Bud) Mathaisel to its board of directors.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2004

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description
99.1	Press Release of Packeteer, Inc. dated December 16, 2004 announcing the appointment of Bernard F. (Bud) Mathaisel to its board of directors.